Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated May 18, 2015 with respect to the financial statements of Western Asset Pennsylvania Municipals Fund and Western Asset New York Municipals Fund, and our reports dated May 19, 2015 with respect to the financial statements of Western Asset New Jersey Municipals Fund and Western Asset Intermediate Term Municipals Fund, each a series of the Legg Mason Partners Income Trust, as of March 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

July 20, 2015